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                                                          Exhibit 10.3

                           CHANGE IN CONTROL AGREEMENT

               This AGREEMENT is made effective as of March 9 ,1997, by and among GREENPOINT FINANCIAL CORP. (the "Holding Company"), a corporation organized under the laws of the State of Delaware, GREENPOINT BANK (the "Bank"), a New York chartered savings bank, each with offices at 90 Park Avenue, New York, New York, and CHARLES P. RICHARDSON ("Executive").

               WHEREAS, the Holding Company (formerly known as GP Financial Corp.), the Bank (formerly known as The Green Point Savings Bank) and Executive entered into an Employment Agreement dated as of the 10th day of May, 1994 (the "Employment Agreement"); and

               WHEREAS, the Holding Company, the Bank and Executive now desire to terminate the Employment Agreement and in lieu thereof enter into this Agreement.

               NOW, THEREFORE, in consideration of the premises, the mutual covenants herein set forth and other good and valuable consideration, the Holding Company, the Bank and Executive hereby agree as follows:

1.    TERMINATION OF EMPLOYMENT AGREEMENT.

               Executive, the Holding Company and the Bank hereby terminate the Employment Agreement and enter into this Agreement and agree that Executive, the Holding Company and the Bank have no rights and are released from any obligations under the Employment Agreement.

2.    TERM OF AGREEMENT.

               The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the term shall be three (3) years unless written notice is provided to the Executive at least ten (10) days and not more than twenty (20) days prior to any such anniversary date, that this Agreement shall cease at the end of the thirty-six (36) months following such anniversary date. Prior to the written notice period for nonrenewal, the Board of Directors of the Holding Company ("Board") will conduct a formal performance evaluation of the Executive for purposes of determining whether to extend this Agreement, and the results thereof shall be included in the minutes of the Board's meeting.

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3.    PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL.

               (a) Upon the occurrence of a Change in Control as defined in
Section 3(b) hereof, followed at any time during the term of this Agreement by the voluntary (under the circumstances described in the next sentence) or involuntary termination of Executive's employment, other than for Termination for Cause, as defined in Section 3(c) hereof, the provisions of Section 4 and
Section 5 shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement following any demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, relocation of his principal place of employment by more than 50 miles from its location immediately prior to the Change in Control, or failure to continue in effect any vacation benefits, pension plan, life insurance plan, health, accident or disability plan in which Executive is participating immediately prior to the Change in Control.

               (b) For purposes of this Agreement, a "Change in Control" shall mean:

            (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Holding Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Holding Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Holding Company, (B) any acquisition by the Holding Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Holding Company or any corporation controlled by the Holding Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection
      (iii) of this Section 3(b); or

            (ii) individuals who, as of the date hereof, constitute the Board of Directors of the Holding Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however,

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      that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Holding Company's shareholders, was approved by a vote of at least a majority of the direc tors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

            (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Holding Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Holding Company or all or substantially all of the Holding Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of

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      the initial agreement, or of the action of the Board, providing for such
      Business Combination; or

         (iv) approval by the shareholders of the Holding Company of a complete liquidation or dissolution of the Holding Company.

               (c) Executive shall not have the right to receive termination benefits pursuant to Section 4 and certain additional payments pursuant to
Section 5 hereof upon Termination for Cause. The term "Termination for Cause" shall mean termination because of a material loss to the Holding Company, the Bank or one of their affiliates caused by the Executive's personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement. For purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Holding Company, the Bank or their affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Termination for Cause unless and until there shall have been delivered to him a Notice of Termination (as defined in Section 6(a)) which shall include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options and limited rights granted to Executive under any stock option plan or any unvested awards granted to Executive under any recognition and retention plan of the Bank, the Holding Company or any affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

4.    TERMINATION BENEFITS.

               (a) The Holding Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination (as defined in Section 6(b)) the aggregate of the following amounts:

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            (i) the sum of (A) the Executive's annual base salary through the
      Date of Termination to the extent not theretofore paid, (B) the product of
      (x) the higher of (I) the maximum bonus pursuant to the Holding Company's annual incentive plans and (II) the annual bonus paid or payable pursuant to the Holding Company's annual incentive plans, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the term of this Agreement, if any (such higher amount being referred to as the "Highest Annual Bonus") and
      (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (C) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; and

            (ii) the amount equal to the product of (A) three and (B) the sum of
      (x) the Executive's annual base salary and (y) the Highest Annual Bonus;
      and

            (iii) an amount equal to the difference between (A) the actuarial equivalent of the benefit (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Holding Company's qualified defined benefit retirement plan (the "Retirement Plan"))under the Retirement Plan immediately prior to the Effective Date (as defined in Section 6(c)), and any excess or supplemental retirement plan in which the Executive participates (together, the "SERP") which the Executive would receive if the Executive's employment continued for three years after the Date of Termination assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive's compensation in each of the three years is the sum of Executive's annual base salary and the maximum bonus pursuant to the Holding Company's annual incentive plans, and (B) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination.

               (b) for three years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Holding Company shall continue benefits to the Executive and/or

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the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies of the Holding Company if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Holding Company and its affiliated companies and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under an other employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period;

               (c) the Holding Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his reasonable discretion; and

               (d) to the extent not theretofore paid or provided, the Holding Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of the Holding Company and its affiliated companies.

5.    CERTAIN ADDITIONAL PAYMENTS.

               (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Holding Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes and net of any benefits that result from the deductibility by the Executive of such taxes (including, in each case, any interest or penalties imposed with respect to such taxes), including, without

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limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

               (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Price Waterhouse LLP or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Holding Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Holding Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Holding Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Holding Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Holding Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Holding Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Holding Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Holding Company to or for the benefit of the Executive.

               (c) The Executive shall notify the Holding Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Holding Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Holding Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Holding

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Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Holding Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (i) give the Holding Company any information reasonably requested by the Holding Company relating to such claim,

            (ii) take such action in connection with contesting such claim as the Holding Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Holding Company,

            (iii) cooperate with the Holding Company in good faith in order to effectively contest such claim, and

            (iv) permit the Holding Company to participate in any proceedings relating to such claim;

provided, however, that the Holding Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Holding Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Holding Company shall determine; provided, however, that if the Holding Company directs the Executive to pay such claim and sue for a refund, the Holding Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is

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limited solely to such contested amount. Furthermore, the Holding Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (d) If, after the receipt by the Executive of an amount advanced by the Holding Company pursuant to Section 5(a) or 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Holding Company's complying with the requirements of Section 5(c)) promptly pay to the Holding Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Holding Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Holding Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6.    NOTICE OF TERMINATION.

               (a) Any purported termination by the Holding Company, or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

               (b) "Date of Termination" shall mean the date specified in the Notice of Termination which, in the instance of Termination for Cause, shall be immediate.

               (c) "Effective Date" shall mean the first date after the date hereof on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive's employment with the Holding Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then

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for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

7.    SOURCE OF PAYMENTS.

               It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. The Bank, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to the Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid and provided by the Holding Company.

8.    EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

               This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement among the Holding Company, the Bank and Executive, including the Employment Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

               Nothing in this Agreement shall confer upon the Executive the right to continue in the employ of the Bank or shall impose on the Holding Company, the Bank or their affiliates any obligation to employ or retain the Executive in their employ for any period.

9.    NO ATTACHMENT.

               (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

               (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Holding Company, the Bank and their respective successors and assigns.

10.   MODIFICATION AND WAIVER.

               (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

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               (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

11.   SEVERABILITY.

               If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12.   HEADINGS FOR REFERENCE ONLY.

               The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

13.   GOVERNING LAW.

               The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware.

14. ARBITRATION.

               Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Holding Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

15.   INDEMNIFICATION AND ATTORNEYS' FEES.

               (a) The Holding Company shall indemnify, hold harmless and defend Executive against reasonable costs, including

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legal fees, incurred by him in connection with his consultation with legal counsel or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement.

               (b) In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

               (c) The Holding Company shall indemnify, hold harmless and defend Executive for all acts or omissions taken or not taken by him in good faith while performing services for the Holding Company, to the same extent and upon the same terms and conditions as other similarly situated officers and directors of the Holding Company. If and to the extent that the Holding Company maintains, at any time during the period of Executive's employment, an insurance policy covering the other officers and directors of the Holding Company, against lawsuits, the Holding Company, shall use its best efforts to cause Executive to be covered under such policy upon the same terms and conditions as other similarly situated officers and directors.

16.   SUCCESSOR TO THE HOLDING COMPANY.

               The Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Holding Company's obligations under this Agreement, in the same manner and to the same extent that the Holding Company would be required to perform if no such succession or assignment had taken place.

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               IN WITNESS WHEREOF, GREENPOINT FINANCIAL CORP. and GREENPOINT
BANK have caused this Agreement to be executed by their duly authorized officer, and Executive has signed this Agreement, on the 9th day of March, 1997.

  ATTEST:                                       GREENPOINT FINANCIAL CORP.

Howard C. Bluver                      By:/s/Thomas S. Johnson
----------------------                --------------------------------
    Secretary                         Thomas S. Johnson
                                      President and Chief Executive Officer

  Seal

  ATTEST:                                       GREENPOINT BANK

Howard C. Bluver                      By:/s/Thomas S. Johnson
----------------------                --------------------------------
    Secretary                         Thomas S. Johnson
                                      President and Chief Executive Officer

  Seal

WITNESS:                              /s/Charles P. Richardson
        -------------------           ---------------------------------
                                      Charles P. Richardson
                                      Executive

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